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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of earliest event
  reported:  December 14, 1999


                         AMR CORPORATION
     (Exact name of registrant as specified in its charter)


       Delaware                  1-8400                  75-1825172
(State of Incorporation) ( Commission File Number )   (IRS Employer
                                                    Identification No.)


4333 Amon Carter Blvd.      Fort Worth, Texas              76155
 (Address of principal executive offices)                (Zip Code)


                         (817) 963-1234
                (Registrant's telephone number)







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Item 5.   Other Events

AMR Corporation (the "Company") is filing herewith a press release issued December 14, 1999 by the Company as Exhibit 99.1 which is included herein. This press release was issued to announce that the Company intends to distribute in the first quarter of 2000 all of its remaining ownership interest in Sabre Holdings Corporation ("Sabre"). Sabre shares would be distributed in a tax-free spin-off to the Company's shareholders as of a record date to be set in the first quarter of 2000 by the Company's Board of Directors. The distribution is conditioned upon the receipt of a ruling from the United States Internal Revenue Service that the distribution would be free of United States federal income taxation to the Company, Sabre and the Company's shareholders.

      Sabre also announced its intent to declare and pay in the first quarter of 2000 an extraordinary cash dividend in the aggregate amount of $675 million. The dividend would be payable to Sabre's shareholders as of a record date to be set in the first quarter of 2000 by Sabre's Board of Directors. In addition, Sabre's Board of Directors announced that it had elected Mr. William J. Hannigan as President and Chief Executive Officer and a director of Sabre.

      Contemporaneously with the spin-off, the Company,  American
Airlines, Inc., a wholly-owned subsidiary of AMR Corporation, and Sabre intend to complete amendments to various agreements among them.

Item 7.   Financial Statements and Exhibits

The following exhibit is included herein:

99.1      Press Release


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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMR CORPORATION



                                        /s/ Charles D. MarLett
                                        Charles D. MarLett
                                        Corporate Secretary



Dated:  December 15, 1999

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                          EXHIBIT INDEX


Exhibit        Description

99.1      Press Release

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                                                Exhibit 99.1


                         Contact:  Corporate Communications
                                   Fort Worth, Texas
                                   817-967-1577

FOR RELEASE:  Tuesday, December 14, 1999

      AMR CORP. ANNOUNCES PLAN TO SPIN OFF SABRE INTO FULLY
                 INDEPENDENT TECHNOLOGY COMPANY;
                       SABRE NAMES NEW CEO

 Editors note: Reporters interested in participating in an 11:00
    a.m. EST conference call should call either AMR Corporate Communications at 817-967-1577 or Sabre Corporate Communications at 817-967-0001 for registration/access information. These phone lines will be manned after 8:30 a.m. eastern time on Tuesday morning.

     FORT WORTH, Texas -- AMR Corp., parent company of American Airlines Inc., today announced that it would spin off its 83 percent interest in Sabre Holdings Corp. (Sabre) by distributing its 107 million shares of Sabre common stock to AMR shareholders. The transaction is subject to receipt of a favorable ruling from the U.S. Internal Revenue Service that the spin-off will be tax-free to AMR and its shareholders for U.S. federal income tax purposes.
     In a related announcement today, Sabre announced William J. Hannigan, age 40, as its new President and CEO, effective
immediately.   Hannigan joins Sabre from Southwestern Bell, where
he served as President of SBC Global Markets.
     The spin-off is expected to be completed in the first quarter of 2000, and AMR shareholders will receive approximately
0.7 shares of Sabre stock for each share of AMR stock owned.
     In announcing the transaction, AMR Chairman and Chief Executive Officer Donald J. Carty said, "The spin-off of Sabre into a fully independent technology company will mean a clear and refined definition of the respective goals of AMR and Sabre. For AMR, that means a complete focus on American Airlines and American Eagle, allowing management to devote the time and resources to maintain and enhance its global airline leadership. For Sabre, this new independence will allow it to fully utilize its position as the global leader in travel
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and transportation information technology.  The spin-off will also allow Sabre - and Sabre's subsidiary, Travelocity.com, the leading online travel expert - to capitalize on numerous opportunities in the rapidly evolving technology sector."
     Carty also noted that AMR's stock price has often not reflected the full value of both American Airlines and Sabre.
"By having two completely separate companies valued in the market, both AMR and Sabre should benefit from clearer market comparisons with their peers," he said. "This should result in a stock price for both companies that more appropriately reflects their full value and potential."
     Commenting on his new position, Hannigan said, "Sabre has put together an outstanding management team that is well respected by customers, investors and employees. Moreover, Sabre has developed the corporate infrastructure and expertise to support world-class clients, not to mention its Internet leadership with Travelocity.com. All of this firmly establishes Sabre's position for success in the marketplace, and I look forward to this exciting new challenge."
     The Sabre spin-off culminates a process begun in 1996 when AMR reorganized Sabre - previously part of American Airlines - into a separate subsidiary and made an initial public offering of approximately 18 percent of Sabre's ownership to public shareholders. At that time, American and Sabre reached a comprehensive agreement for Sabre to provide the airline with substantially all of its information technology needs, including reservations, flight operations and other real-time services.
     Following the spin-off, Sabre will continue to provide such services and, in connection with the transaction, American and Sabre have agreed to extend by two years, to 2008, the agreements to provide real-time services.
     Prior to the spin-off, Sabre will pay a special, one-time $675 million cash dividend, or approximately $5.21 per share, to its shareholders, including AMR. The proceeds of the dividend will be used by AMR to enhance its already strong balance sheet. Over time, it will also enable AMR to pursue options to invest in its core airline business.
                               ###
    Current AMR Corp. press releases can be accessed via the
                            Internet.
       The address is http://www.amrcorp.com/corpcomm.htm